PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated September 19, 2005)	Registration No. 333-128030

SONUS PHARMACEUTICALS, INC.

6,977,805 Shares of Common Stock

($0.001 par value)

This prospectus supplement supplements information contained in that certain prospectus dated September 19, 2005 of Sonus Pharmaceuticals, Inc. (the “Company”), relating to the offer and sale from time to time of up to 4,651,869 shares of our outstanding common stock, and up to 2,325,936 shares of our common stock issuable upon the exercise of warrants, which are held by certain stockholders and warrant holders named in the prospectus under the section entitled “Selling Stockholders.”  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table amends and supplements the information set forth in the prospectus under the caption “Selling Stockholders” with respect to the selling stockholders named below and the respective shares of common stock beneficially owned by such selling stockholders that may be offered pursuant to the prospectus:

Name	Common Stock Owned Prior to the Offering	Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering

ProMed Offshore Fund II, Ltd.(7)	543,716	533,449	10,267		*

ProMed Partners, L.P.(8)	187,691	127,733	59,958		*

Xmark JV Investment Partners (9)	165,296	165,296	0	0

Xmark Opportunity Fund, L.P. (10)	78,483	78,483	0	0

Xmark Opportunity Fund, Ltd. (11)	86,813	86,813	0	0

*                                         Less than 1%

(7)                                  The third column in the foregoing table includes 10,267 shares that are not being offered pursuant to this prospectus.

(8)                                  The third column in the foregoing table includes 59,958 shares that are not being offered pursuant to this prospectus.

(9)                                  Includes shares subject to warrants that are currently exercisable.

(10)                            Includes shares subject to warrants that are currently exercisable.

(11)                            Includes shares subject to warrants that are currently exercisable.

All information in this prospectus supplement is as of March 6, 2006.

The date of this prospectus supplement is March 6, 2006.